Exhibit 10.01

July 25, 2022

Via Email – yokobee@gmail.com

Bernard Wang

5575 Terrace Dr.

La Crescenta, CA 91214

Dear Bernard:

The Greenrose Holding Company Inc., (the “Company” or “Greenrose”) is pleased to make an offer to you of full-time employment as Greenrose’s Chief Financial Officer pursuant to the terms and conditions contained within this employment agreement (the “Agreement”). This Agreement replaces any prior, oral or written, understanding or agreement with the Company in its entirety.

1.	Duties and Responsibilities

As Chief Financial Officer, you will report to and comply with the directions of Greenrose’s Chief Executive Officer. You agree to perform the duties of your position diligently and to the best of your ability. We may need to make reasonable changes to these duties as necessary, to achieve our organizational objectives and you agree to accept those changes provided that reasonable notice of those changes is provided to you in advance.

2.	Term and Effective Date/At Will

You will begin your full-time position on August 8, 2022, or such other date that may be mutually agreed between you and the Company (“Effective Date”). The term of your employment shall be from the Effective Date until December 31, 2025 and subject to earlier termination as provided herein. You will be an be an “at will” employee, meaning that either the Company or you may terminate this Agreement and the Company’s employment of you at any time for any reason (including For Good Reason) or no reason, with or without cause, subject to the terms of this Agreement. For the avoidance of doubt, the “at will” nature of your employment will apply throughout your employment with the Company regardless of any changes in your salary, benefits, and position title or job responsibilities. Notwithstanding the foregoing, the Company requests that you provide not less than three (3) weeks’ written notice in the event you choose to resign your employment so that the Company may appropriately transition your duties and responsibilities.

3.	Location of Work

Although Greenrose’s corporate offices are currently located in Amityville, NY and may be moved to other jurisdictions (“Corporate Offices”), you will be working primarily and remotely from Los Angeles, CA. You may be required, on one or more occasions, to travel to the Corporate Offices or other Company facilities, including the facilities of the Company’s wholly-owned subsidiaries located the States of Connecticut and Arizona and other facilities that may not exist as of the date hereof. Notwithstanding the foregoing for the first six (6) month of this Agreement, you will not be required to spend more than twenty five percent (25%) of your expected work hours and commitment at locations outside of Los Angeles. If Greenrose and you mutually determine it is in the best interest of the Company to relocate the CFO position, Greenrose will reimburse you for all reasonable documented expenses associated with the relocation of you and your family up to an amount not to exceed $30,000.

4.	Employment Status

Your position is considered an exempt position for purposes of federal wage-hour law. You agree to work such hours as your duties may require, and you acknowledge and understand that you are not eligible for over-time pay.

5.	Working Conditions[1]

As an employee of the Company, you may be exposed to the greenhouse and grow environments, noise, machinery, and chemicals and by your execution of this Agreement you confirm that you voluntarily accept those working conditions.

6.	Policies

It will be a condition of your employment with the Company that you adhere in all material respects to all Company written rules and policies. The Company reserves the right to revise, revoke, or introduce new rules and policies, as the Company may deem necessary from time to time, and you will also be required to abide by any changes in the rules and policies, once they come into effect.

7.	Compensation and Benefits

You will be paid a Base Salary of Three Hundred and Seventy-Five Thousand Dollars ($375,000.00 USD) per year. Notwithstanding the foregoing, you and the Company agree that your Base Salary shall be reduced $47,000 per year until such time as the recreational cannabis market in the State of Connecticut is opened; any such reduction in your salary during this period will be paid to you within three months. In all instances, the Base Salary shall be prorated throughout the year consistent with the Company’s then established payroll and subject to statutory withholdings and benefits deductions. Such Base Salary shall be reviewed at least annually by the Compensation Committee of the Board (the “Committee”) and may be increased in the sole discretion of the Committee, but not decreased.

In addition to your Base Salary, you are eligible, subject to the approval of the Board of Directors of Greenrose or a Committee thereof, for a short-term annual incentive performance bonus of 50% of your Base Salary (the “Target Award”) payable in US dollars, with a payout range of 0-2x the Target Award based on the achievement of certain mutually developed financial/operational/strategic and individual performance objectives (“STI”). The performance period will be tied to the fiscal year. For clarity, the Target Award will be determined using Base Salary earned during the performance period, including any retroactive salary adjustments during the same performance period. The Committee is responsible for providing you written STI prior to the beginning of the fiscal year and determining the level of performance bonus in any fiscal year.

You will be entitled to apply for the health and insurance benefits, if any, offered to all eligible similarly situated employees, in accordance with applicable Company policy and the applicable plan. The terms and carrier of the Company’s health and insurance benefits are subject to change from time to time, at the Company’s sole discretion.

Upon execution of this Agreement, and subject to the approval of the Board of Directors of Greenrose, Greenrose will grant you 175,850 stock options to purchase shares of Greenrose common stock (the “Option Shares”). Such Option Shares shall be issued to you pursuant to, and subject to the terms and conditions of the Greenrose 2021 Equity Incentive Plan (the “Equity Plan”). Notwithstanding anything herein, including the Equity Plan and any option agreement, (i) the exercise price of the Option Shares shall be the publicly traded value of the stock at the close of trading on the Effective Date or trading day immediately following the Effective Date; (ii) 25% of your Option Shares will vest immediately on the Effective Date; (iii) the remaining 75% of your Option Shares vest in twenty-four (24) months in equal installments commencing six (6) month anniversary of the Effective Date; and (iv) you can exercise any or all of your Option Shares for a period of fifteen (15) years after the Effective Date.

[1]	NTD: Company only to include the applicable conditions.

8.	Stock Ownership Guidelines

You agree to adhere to and abide by the Company’s Insider Trading Policy, as the same may be approved and amended on one or more occasions by the Board of Directors or any committee to which the Board may delegate authority for such policy.

9.	Vacation Entitlement

You are entitled to unlimited paid vacation time. Vacation time is to be scheduled subject to business requirements and need.

10.	Travel and Business Expenses

In connection with travel for and on behalf of Greenrose, you shall be entitled (x) to travel business-class for flights four (4) hours and greater and (y) four-star lodging accommodations in major metropolitan areas and three-star lodging accommodation in non-metropolitan areas. Upon submission to Greenrose of appropriate documentation and support within not less than thirty (30) days following incurring such expense, you shall be reimbursed, in accordance with the Company’s expense reimbursement policy, for all reasonable business expenses, including travel, food, lodging, home business and other applicable expenses incurred in connection with your performance of services for the Company. For the sake of clarity, Greenrose and you agree that home business expenses include internet, phone, and other associated expenses, and in the aggregate shall not exceed $1,000.00 per month.

11.	Termination

(i)	Termination by You for Good Reason

For purposes hereof, “Good Reason” shall mean the occurrence of any of the following without your written consent:

●	a material reduction by the Company in your Base Salary or targeted bonus, unless all executives of the Company with a rank of Vice President or higher suffer substantially similar reduction;

●	a material breach by the Company of any material provision of this Agreement or any other material agreement between the Company and you;

●	an adverse change in your title, duties, responsibilities or authority (other than temporarily while Employee is physically or mentally incapacitated or as required by applicable law) causing such title to be of materially less stature or of materially less responsibility;

●	an order or other requirement that CFO commit an illegal act on behalf of the Company, or any Company related persons, with an exception for federal laws regarding cannabis, or

●	any purported termination of your employment that is not affected in accordance with the applicable provisions of this Agreement.

(ii)	Termination by the Company Without Cause or by You For Good Reason or As a Result of a Change of Control

If the Company elects to terminate your employment without Cause or as a result of a Change of Control (as defined in Appendix A hereto) or you terminate your employment with the Company For Good Reason, then, provided that you sign and return to the Company a full and final employment separation, release and waiver of liability:

(a)	The Company will provide you with a lump sum payment equal to twelve (12) months of your Base Salary and your (lx) Target Bonus, subject to a pro-rata reduction based on your employment termination date, if applicable and the achievement of the then established STIs. The Base Salary payment shall be payable to you by Greenrose no later than 2 months following the date of the termination. The Target Award will be paid to you by Greenrose when Greenrose pays Target Awards to other executive officers for the completed fiscal year.

(b)	Any granted and outstanding Option Shares will vest.

(c)	In addition, if you elect continuation coverage under the Company’s medical plan pursuant to COBRA, the Company shall reimburse you for a portion of your COBRA premium payments (provided such reimbursement does not result in any taxes or penalties for the Company) in an amount equal to the difference between (A) the amount the Company paid as a monthly premium for your participation in such plan immediately prior to the termination of employment and (B) the amount you were required to pay as a monthly premium for participation in such plan immediately prior to such termination until the earlier of (x) your eligibility for any such coverage under another employer’s or any other medical plan or (y) the date that is eighteen (18) months following the termination of your employment. The Company shall make any such reimbursement within thirty (30) days following receipt of evidence from your payment of the COBRA premium.

(iii)	Termination by the Company for Cause

The Company may also terminate this Agreement and your employment with cause, without further liability to you (“Cause”). Examples of Cause to terminate your employment include, but shall not be limited to, the following:

●	a material breach of this Agreement;

●	unacceptable performance standards;

●	theft, dishonesty or falsifying records, including providing false information as part of your application for employment;

●	intentional destruction, improper use or abuse of Company property;

●	violence in the workplace;

●	obscene conduct at our premises, on our property, or during company-related functions at other locations;

●	harassment of your co-workers, supervisors, managers, customers, suppliers or other individuals associated with the Company;

●	Documented insubordination or documented willful refusal to take direction in connection with carrying out the basic functions of a fiduciary to the Company;

●	intoxication or impairment in the workplace;

●	repeated, unwarranted lateness, absenteeism or failure to report for work;

●	personal conduct that prejudices the Company’s reputation, services or morale or undermines your ability to serve as the Company’s Chief Financial Officer; or

●	Any material violation of Company written rules and policies.

Failure by the Company to terminate employment based on the provisions of the preceding enumeration shall not constitute a precedent, condonation of the behavior or be deemed a waiver of the Company’s right to exercise these provisions as cause for immediate dismissal at another time. In cases of termination by the Company for Cause, and contingent upon your continued compliance with applicable terms and conditions of this Agreement and the Company’s policies and return of all Greenrose property and files, you shall be paid any unpaid Base Salary accrued through the date of such termination, and any outstanding expense reimbursements, which shall have been incurred as of the date of such termination

(iv)	Termination by the Company in connection with Your Death

In the event of your death, you shall be paid any unpaid Base Salary accrued through the date of death, and any outstanding expense reimbursements which shall have been incurred as of the date of death and, your estate shall be entitled to receive any payments, under any applicable life (other than key man life insurance, if any, in favor of the Company) or disability insurance plans that are properly payable that have not been paid out to a beneficiary under such plans.

(v)	Termination by You Without Cause

If you terminate this Agreement for a reason other than a Good Reason, the Company shall pay to you any unpaid Base Salary accrued and any outstanding expense reimbursements which shall have been incurred up to the date set forth in the written notice of such termination.

11.	Protection of Business Interests

Like most organizations, the Company must protect itself from unfair competition. Therefore, we have established the following restrictions to protect our valid and legitimate business interests. You understand these provisions and agree that they are reasonable in light of all of the circumstances, including the availability to you of employment in areas and fields that are not restricted by this Agreement.

(a)	Confidentiality

You are therefore required to execute, as a part of this Agreement, a detailed Intellectual Property and Confidentiality Agreement, attached as Schedule “A”.

Notwithstanding the foregoing, or any contrary provision herein, pursuant to the Defend Trade Secrets Act of 2016, you and the Company acknowledge that you will not have criminal or civil liability to the Company under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, if you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose the trade secret to your attorney and may use the trade secret information in the court proceeding, if you (X) file any document containing the trade secret under seal and (Y) do not disclose the trade secret, except pursuant to court order.

(b)	Non-Solicitation

In recognition of the access you will have to our processes, employees and clients, you agree that during your employment and for a period of twelve (12) months after it ends, you will not, either directly or indirectly, communicate with the Company’s employees or clients for the purpose of inducing them to end their relationship with the Company, unless associated with a response to a publicly advertised position.

(c)	Non-Competition

In light of the nature of your position and the close relationship you will have with our clients, it is important for us to limit interference with our business and those near and permanent client relationships. Therefore, during your employment and for twelve (12) months thereafter you will not on your own behalf nor shall you work at, work for, be employed by, provide services to, engage with, or assist in any way, whether or not for remuneration, recognition, or reward any person, corporation, or organization, whether or not such organization is operated for profit, that sells or intends to sell cannabis, including hemp, and/or provides cannabis-related services or products, in any jurisdiction in which Greenrose or its subsidiaries has operations.

It is not our intention to unduly restrict your employment prospects. Accordingly, the Company may agree to waive this provision if we are able to establish appropriate safeguards to minimize the impact any proposed employment with a competitor will have on the Company’s business interests. Any such waiver must be in writing and signed by an authorized representative of the Company.

(d)	Conflict of Interest

To enable you to meet the demands of your position, we require your full business time and attention. Accordingly, while you are employed with us, you must devote your full business time and attention to the business of the Company. You agree that you will not engage in any other business activity or employment during your employment for compensation or otherwise that would conflict or interfere either directly or indirectly with the performance of your duties to the Company, without the Company’s prior written approval. The Company agrees not to withhold such approval unreasonably.

You confirm that your employment with us does not violate any agreement or understanding to which you are currently bound including any existing non-competition, non-solicitation or confidentiality agreements. You further agree to indemnify and save harmless the Company against all losses, costs, damages, expenses, penalties, fines and other amounts for which it may be found liable at law with respect to your breach of any such agreement.

(e)	Indemnification

The Company agrees, to the extent permitted by applicable law and the Company’s Certificate of Incorporation, to defend, indemnify, and hold you harmless against any and all loss, damage, liability, and expense, including, without limitation, reasonable attorneys’ fees, disbursements court costs, and any amounts paid in settlement and the costs and expenses of enforcing this section of the Agreement, which may be suffered or incurred by your in connection with the provision of your services hereunder, including, without limitation, any claims, litigations, disputes, actions, investigations, or other matters, provided that such loss, damage, liability, and expense (i) arises out of or in connection with the performance by you of your obligations under this Agreement and (ii) is not the result of any material breach by you of my obligations hereunder.

In addition to the foregoing, Company agrees to provide you with coverage under a Directors & Officers insurance policy to the same extent as the Company currently provides its other executive officers.

(f)	Survival of Covenants

The provisions of this section of the Agreement will survive the expiration or earlier termination of this agreement and are expressly intended to benefit and be enforceable by the Company.

12.	Code Section 409A

(a) The intent of the parties is that payments and benefits under this Agreement comply with, or be exempt from, Section 409A of the US Internal Revenue Code of 1986, as amended (“Code”) and, accordingly, to the maximum extent permitted, this Agreement shall be construed and interpreted in accordance with such intent. Your termination of employment (or words to similar effect) shall not be deemed to have occurred for purposes of this Agreement unless such termination of employment constitutes a “separation from service” within the meaning of Code Section 409A and the regulations and other guidance promulgated thereunder.

(b) Notwithstanding any provision in this Agreement to the contrary, if you are deemed on the date of the Executive’s separation from service to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B) and using the identification methodology selected by the Company from time to time, or if none, the default methodology set forth in Code Section 409A, then with regard to any payment or the providing of any benefit that constitutes “non-qualified deferred compensation” pursuant to Code Section 409A and the regulations issued thereunder that is payable due to your separation from service, to the extent required to be delayed in compliance with Code Section 409A(a)(2)(B), such payment or benefit shall not be made or provided to you prior to the earlier of (i) the expiration of the six (6)-month period measured from the date of your separation from service, and (ii) the date of your death (the “Delay Period”). On the first day of the seventh (7th) month following the date of your separation from service or, if earlier, on the date of your death, all payments delayed pursuant to this Section 12 shall be paid or reimbursed to you in a lump sum, and any remaining payments and benefits due to you under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(c) To the extent any reimbursement of costs and expenses (including reimbursement of COBRA premiums pursuant to Section 10(i)(d) provided for under this Agreement constitutes taxable income to you for Federal income tax purposes, such reimbursements shall be made as soon as practicable after you provide proper documentation supporting reimbursement but in no event later than December 31 of the calendar year next following the calendar year in which the expenses to be reimbursed are incurred. With regard to any provision herein that provides for reimbursement of expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit, and (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

(d) If under this Agreement, any amount is to be paid in two (2) or more installments, each such installment shall be treated as a separate payment for purposes of Section 409A.

13.	General

This Agreement, including the Intellectual Property and Confidential Information Agreement, constitutes our entire employment agreement and supersedes any previous written or verbal agreements between us.

You and the Company agree that both have participated in the negotiation and drafting of this Agreement, assisted by such legal professionals as desired. Any ambiguities with respect to any provision of this Agreement will be construed fairly as to all parties and not in favor of or against any party.

This Agreement will inure to the benefit of and bind you and the Company and its successors and assigns. Nothing in this Agreement, express or implied, may be construed to give any person other than you or the Company and its successor and assigns any right, remedy, claim, obligation or liability arising from or related to this Agreement.

This Agreement may be executed in multiple counterparts, each of which will constitute an original and all of which, when taken together, will constitute one and the same agreement.

This Agreement will continue to govern our employment relationship regardless of any changes to your employment including, but not limited to, changes to your position, location of employment, hours of work, compensation and benefits.

Any modifications to this Agreement must be in writing and signed by both of us. No waiver of a breach of any term of this Agreement is binding unless it is in writing and signed by the party waiving it. Unless otherwise specified, the waiver will be limited to the specific breach waived.

In the event that any provision or part of this Agreement is deemed void or invalid by a court of competent jurisdiction, the remaining provisions or parts shall be and remain in full force and effect. It is the intent of you and the Company that if any provision or part of this Agreement is determined by a court of competent jurisdiction to be void or invalid as a result of being overly broad, that the provision be reformed so as to be valid and enforceable, matching the intent of the original provision as closely as possible.

You and the Company agree that any claim, controversy or dispute in connection with your employment or termination of employment shall be brought in a court of competent jurisdiction. Notwithstanding the foregoing, this Agreement is governed by the laws of the State of Delaware, applicable to contracts to be executed and performed entirely therein. The prevailing party in any dispute over this Agreement shall be awarded his or its reasonable attorneys’ fees.

You acknowledge and agree the Company has advised you in writing with legal counsel of your own choosing and at your own expenses with respect to the terms of this Agreement before signing it.

[***Signature Page Follows***]

Please timely return an executed copy of this employment package. If we have not received the signed documents by August 1, 2022 (or we have agreed in writing to extend your offer of employment to another date in the future), this offer will become null and void.

The Greenrose Holding Company Inc.

/s/ William F. Harley III	July 25, 2022
Name: William F. Harley III	Dated
Title: CEO

I have had sufficient time to review this Agreement and have been advised to review it with a lawyer. If I did not do so, it is because I understood the terms of the Employer’s offer and did not feel that I needed legal advice. I understand and accept the terms of this Agreement and am signing it voluntarily.

Accepted this 25th day of July, 2022.

/s/ Bernard Wang
Bernard Wang

APPENDIX A

DEFINITION OF CHANGE IN CONTROL

“Change in Control” means:

(1) the acquisition by any individual, entity or group (a “Person”), including any “person” within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of beneficial ownership within the meaning of Rule 13d-3 promulgated under the Exchange Act, of more than 50% of either (i) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from the Company (excluding any acquisition resulting from the exercise of a conversion or exchange privilege in respect of outstanding convertible or exchangeable securities unless such outstanding convertible or exchangeable securities were acquired directly from the Company), (B) any acquisition by the Company, (C) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (D) any acquisition by any corporation pursuant to a reorganization, merger or consolidation involving the Company, if, immediately after such reorganization, merger or consolidation, each of the conditions described in clauses (i), (ii) and (iii) of subsection (3) of this Appendix A shall be satisfied; and provided further that, for purposes of clause (B), if any Person (other than the Company or any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company) shall become the beneficial owner of more than 50% of the Outstanding Company Common Stock or more than 50% of the Outstanding Company Voting Securities by reason of an acquisition by the Company and such Person shall, after such acquisition by the Company, become the beneficial owner of any additional shares of the Outstanding Company Common Stock or any additional Outstanding Company Voting Securities and such beneficial ownership is publicly announced, such additional beneficial ownership shall constitute a Change in Control;

(2) [individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of such Board; provided, however, that any individual who becomes a director of the Company subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by the vote of at least a majority of the directors then comprising the Incumbent Board shall be deemed to have been a member of the Incumbent Board; and provided further, that no individual who was initially elected as a director of the Company as a result of an actual or threatened solicitation by a Person other than the Board for the purpose of opposing a solicitation by any other Person with respect to the election or removal of directors or any other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board shall be deemed to have been a member of the Incumbent Board;]

[(3)] consummation of a reorganization, merger or consolidation unless, in any such case, immediately after such reorganization, merger or consolidation, (i) 50% or more of the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation and 50% or more of the combined voting power of the then outstanding securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals or entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such reorganization, merger or consolidation and in substantially the same proportions relative to each other as their ownership, immediately prior to such reorganization, merger or consolidation, of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (ii) no Person (other than the Company, any employee benefit plan (or related trust) sponsored or maintained by the Company or the corporation resulting from such reorganization, merger or consolidation (or any corporation controlled by the Company) and any Person which beneficially owned, immediately prior to such reorganization, merger or consolidation, directly or indirectly, more than 50% of the Outstanding Company Common Stock or the Outstanding Company Voting Securities, as the case may be) beneficially owns, directly or indirectly, more than 50% of the then outstanding shares of common stock of such corporation or more than 50% of the combined voting power of the then outstanding securities of such corporation entitled to vote generally in the election of directors and (iii) at least a majority of the members of the board of directors of the corporation resulting from such reorganization, merger or consolidation were members of the Incumbent Board at the time of the execution of the initial agreement or action of the Board providing for such reorganization, merger or consolidation; or (4) consummation of (i) a plan of complete liquidation or dissolution of the Company or (ii) the sale or other disposition of all or substantially all of the assets of the Company other than to a corporation with respect to which, immediately after such sale or other disposition, (A) 50% or more of the then outstanding shares of common stock thereof and 50% or more of the combined voting power of the then outstanding securities thereof entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such sale or other disposition and in substantially the same proportions relative to each other as their ownership, immediately prior to such sale or other disposition, of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (B) no Person (other than the Company, any employee benefit plan (or related trust) sponsored or maintained by the Company or such corporation (or any corporation controlled by the Company) and any Person which beneficially owned, immediately prior to such sale or other disposition, directly or indirectly, more than 50% of the Outstanding Company Common Stock or the Outstanding Company Voting Securities, as the case may be) beneficially owns, directly or indirectly, more than 50% of the then outstanding shares of common stock thereof or more than 50% of the combined voting power of the then outstanding securities thereof entitled to vote generally in the election of directors and (C) at least a majority of the members of the board of directors thereof were members of the Incumbent Board at the time of the execution of the initial agreement or action of the Board providing for such sale or other disposition.